Exhibit 99.1

Ramco-Gershenson Properties Trust Reports Financial Results for the Second Quarter 2008

Reaffirms 2008 FFO Guidance Range of between $2.47 and $2.53 Per Diluted Common Share.

FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--Ramco-Gershenson Properties Trust (NYSE:RPT) today announced financial results for the second quarter ended June 30, 2008.

Company highlights for the second quarter ended June 30, 2008

  Funds From Operations (FFO) per diluted share of $0.62, a 3.3% increase over last year
  Signed four anchor leases comprising 220,000 sq. ft. for redevelopment projects
  Signed a purchase agreement for a 162,000 sq. ft. Menards at Hartland Towne Square
  Purchased Rolling Meadows Shopping Center in Rolling Meadows, IL with joint venture partner
  Renewed 26 leases at an average increase of 7.4% over prior rents paid
  Opened 22 new stores with rental rates averaging 26.9% over portfolio average rents
  Core operating portfolio occupancy of 94.7%

Funds from Operations (FFO) for the second quarter 2008 increased 2.3% to $13.2 million, compared to $12.9 million for the three months ended June 30, 2007. On a diluted per share basis, the increase was 3.3% to $0.62 per share, compared with $0.60 per share for the same period in 2007. Net income for the second quarter 2008 was $3.0 million compared to $11.0 million for the three months ended June 30, 2007. On a diluted earnings per share basis, net income for the second quarter 2008 was $0.16 per share compared to net income of $0.56 per share for the same period in 2007. Net income was lower in the second quarter of 2008 primarily due to an $8.9 million gain on sale of real estate assets reported during the same period in 2007.

Funds from Operations (FFO) for the six months ended June 30, 2008 decreased 2.9% to $26.4 million, compared to $27.2 million for the six months ended June 30, 2007. On a diluted per share basis, the decrease was 2.4% to $1.23 per share, compared with $1.26 per share for the same period in 2007. FFO was impacted by properties taken off-line in the first half of 2008 to complete a substantial number of strategic, value-added redevelopments as well asset sales to joint ventures. Net income for the six months ended June 30, 2008, was $14.4 million compared to $34.9 million for the six months ended June 30, 2007. On a diluted earnings per share basis, net income for the six months ended June 30, 2008, was $0.78 per share compared to net income of $1.82 per share for the same period in 2007. Net income was also impacted by lower gains on asset sales in 2008.

“We are pleased to report our second quarter financial and operating results, which were in line with our expectations,” said Dennis Gershenson, President and Chief Executive Officer. “Given the current market conditions, we are especially pleased with the success of our redevelopment program that now stands at thirteen projects and is reinforced by the signing of four new anchor leases during the quarter. We are optimistic about our development pipeline especially the enthusiastic tenant interest we are experiencing at our Hartland, Michigan and Lakeland, Florida projects. Throughout the remainder of the year we will continue to focus our energies and resources on the elements of our business plan that will enable us to meet our stated long-range growth objectives.”

Operating Portfolio

As of June 30, 2008, the Company owned interests in 89 retail shopping centers totaling approximately 20.0 million square feet consisting of 49 core operating properties, 26 properties held through joint ventures and 14 properties currently under redevelopment, which consist of both core properties and joint venture assets.

Redevelopment Activity

The Company continues to capitalize on opportunities within its shopping center portfolio to improve the overall tenant mix, generate higher rents and increase customer traffic. At quarter-end, the Company had 13 value-added redevelopments in progress, excluding The Towne Center at Aquia. This is an increase from the 11 projects reported in the first quarter of 2008. During the second quarter, the Company signed four anchor leases for these projects totaling 220,000 square feet. These retailers plan to be open by the second quarter of 2009 and are expected to generate net minimum rental increases of $1.2 million.

Seven of the active redevelopments involve core operating properties. These redevelopments are expected to cost $23.4 million and upon completion should generate an average return on new dollars invested of 11.9%. The other six projects involve joint venture properties. The Company’s capital commitment for its joint venture redevelopments is $8.5 million and is expected to generate a return to the Company of 15.4%. The Company will also earn market fees for its joint venture redevelopment activities.

Development Activity

At quarter end, the Company was in various stages of pre-development and development of four major projects encompassing over 2.1 million square feet with an estimated total project cost of $381.6 million. Updates for those projects are:

  Hartland Towne Square, Hartland, MI - During the quarter, the Company signed a purchase agreement to sell 16.8 acres to Menards for the construction of a 162,000 square foot home improvement superstore. The Company plans to close on the sale during the first quarter of 2009. Other activity at the center includes a signed purchase agreement with Flagstar Bank and a land lease with Del-Taco. The Company is finalizing negotiations on letters of intent with three national mid-box users totaling over 75,000 square feet. During the first quarter, the Company sold 20.8 acres to Meijer for the construction of a 192,000 square foot grocery/department superstore. Site work for the construction of the 500,000 square foot project began this summer. Hartland Towne Square is currently being developed through a joint venture in which the Company has a 20% interest.
  Gateway Commons (formerly Lakeland II), Lakeland, FL - The Company now controls all of the land necessary to proceed with this 375,000 square foot development and has commenced the municipal approval process. The project is receiving significant national anchor tenant interest. Negotiations are underway for a 90,000 square foot popularly priced department store, a 65,000 square foot hard and soft goods retailer, two 30,000 square foot soft goods stores as well as a 20,000 office supply superstore and a 20,000 square foot pet supply store. Site work is expected to start during the second quarter of 2009.
  The Town Center at Aquia, Stafford County, VA – Phase one of the project is complete and includes the construction of the first office building on the site in approximately 100,000 square feet. Approximately 80% of that building is leased with the majority of the tenants in occupancy. Active negotiations for the balance of the office building are underway. The Company has also signed a lease with Regal Theatres for a 55,000 square foot, 14 screen state-of-the-art cinema. The overall project continues to generate significant interest from office, retail, entertainment and hotel uses. The Company plans to build the remainder of the 725,000 square foot project in phases and will proceed with vertical construction as leases are signed.
  Northpointe Town Center, Jackson, MI – This project is in the early stages of the entitlement process. The development is being pursued in response to demand from major, national retailers that could not be accommodated in our existing 650,000 square foot center across the I-94 expressway. The Company plans to achieve a critical mass of retailers and in turn exercise its option to acquire the land in the second half of 2009.

Leasing Activity

During the quarter, 22 stores opened in 105,458 square feet, at an average base rent of $13.72 per square foot, 26.9% over portfolio average rents. In addition, 26 leases, encompassing 162,556 square feet, were renewed at an average base rent of $9.90 per square foot, an increase of 7.4% over prior rental rates.

At June 30, 2008, occupancy for the Company’s core operating portfolio, excluding redevelopments was 94.7%.

Acquisition/Disposition Activity

During the second quarter, the Company’s joint venture with an investor advised by Heitman LLC, acquired the Rolling Meadows Shopping Center in the metropolitan Chicago community of Rolling Meadows, Illinois. The 130,000 square foot center is anchored by a 62,200 square foot Jewel-Osco Supermarket. The joint venture purchased this acquisition in response to a number of value-added redevelopment opportunities available at the center. The acquisition of Rolling Meadows brings the total number of shopping centers purchased by the joint venture to eight with an aggregate purchase price of $280 million.

Also during the quarter, the Company sold the Highland Square Shopping Center in Crossville, Tennessee, generating $9.2 million in net proceeds. The sale of Highland Square is part of the Company’s plan to limit its exposure to tertiary markets.

Debt

Total debt at June 30, 2008, was approximately $691.0 million with an average interest rate of 5.5% and an average maturity of 58 months. Of that total, $521.0 million was fixed rate debt and $170.0 million was variable rate debt. At June 30, 2008, the Company’s debt to market capitalization was 61.0% and total capitalization approximated $1.1 billion.

Dividend

On July 1, 2008, the Company paid a second quarter common share dividend of $0.4625 per share for the period of April 1, 2008 through June 30, 2008, to shareholders of record on June 20, 2008, based on an expected annual dividend rate of $1.85. The Company’s FFO payout ratio for the second quarter was 75.1%.

FFO Guidance

As previously announced, the Company expects 2008 annual diluted FFO per share to be between $2.47 and $2.53. In addition, the Company expects earnings per diluted common share to be between $1.42 and $1.47.

Management considers funds from operations, also known as “FFO,” an appropriate supplemental measure of the financial performance of an equity REIT. Under the NAREIT definition, FFO represents income before minority interest, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America (“GAAP”), gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to GAAP net income as an indication of our performance. We consider FFO as a useful measure for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs. However, our computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.

Conference Call Information

Ramco-Gershenson Properties Trust will host a live broadcast of its second quarter conference call on Wednesday, July 30, at 11:00 a.m. eastern time, to discuss its first quarter financial results. The live broadcast will be available online at www.rgpt.com and www.investorcalendar.com and also by telephone at (877) 407-8033, no pass code. A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (877) 660-6853, (Pass code-Account #286, Conference ID # 290770), for one week.

Supplemental financial information is available via e-mail by sending requests to dhendershot@rgpt.com and is also available on the investor section of our web page.

Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Trust owns interests in 89 shopping centers totaling approximately 20.0 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, Maryland and Illinois.

For additional information regarding Ramco-Gershenson Properties Trust visit the Trust’s website at www.rgpt.com.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust’s properties are located, the performance of the Trust’s tenants at the Trust’s properties and elsewhere and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

RAMCO-GERSHENSON PROPERTIES TRUST
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	(Unaudited)
	(In thousands, except per share amounts)
REVENUES:
Minimum rents	$23,101	$24,300	$46,122	$48,378
Percentage rents	133	96	497	408
Recoveries from tenants	10,313	10,688	21,396	22,391
Fees and management income	1,930	1,426	3,352	4,030
Other income	495	488	980	1,650
Total revenues	35,972	36,998	72,347	76,857
EXPENSES:
Real estate taxes	4,805	4,890	9,652	9,891
Recoverable operating expenses	5,500	5,696	12,083	12,502
Depreciation and amortization	7,880	8,205	15,835	16,214
Other operating	1,013	762	2,061	1,269
General and administrative	4,820	3,874	8,625	6,907
Interest expense	8,893	10,744	18,672	21,762
Total expenses	32,911	34,171	66,928	68,545
Income from continuing operations before gain on sale of real estate assets, minority interest and earnings from unconsolidated entities	3,061	2,827	5,419	8,312
Gain on sale of real estate assets	103	8,941	10,287	31,376
Minority interest	(642)	(1,497)	(2,720)	(6,016)
Earnings from unconsolidated entities	769	712	1,666	1,118
Income from continuing operations	3,291	10,983	14,652	34,790
Discontinued operations, net of minority interest:
Loss on sale of real estate assets	(400)	-	(400)	-
Income from operations	93	62	177	120
Income (loss) from discontinued operations	(307)	62	(223)	120
Net income	2,984	11,045	14,429	34,910
Preferred stock dividends	-	(606)	-	(2,269)
Loss on redemption of preferred shares	-	(35)	-	(35)
Net income available to common shareholders	$2,984	$10,404	$14,429	$32,606
Basic earnings per common share:
Income from continuing operations	$0.18	$0.58	$0.79	$1.88
Income (loss) from discontinued operations	(0.02)	-	(0.01)	0.01
Net income	$0.16	$0.58	$0.78	$1.89

Diluted earnings per common share:
Income from continuing operations	$0.18	$0.56	$0.79	$1.81
Income (loss) from discontinued operations	(0.02)	-	(0.01)	0.01
Net income	$0.16	$0.56	$0.78	$1.82

Basic weighted average common shares outstanding	18,473	17,847	18,471	17,221
Diluted weighted average common shares outstanding	18,490	21,483	18,489	18,557

COMPREHENSIVE INCOME
Net income	$2,984	$11,045	$14,429	$34,910
Other comprehensive income :
Unrealized gain on interest rate swaps	2,828	420	1,024	197
Comprehensive income	$5,812	$11,465	$15,453	$35,107

RAMCO-GERSHENSON PROPERTIES TRUST
CALCULATION OF FUNDS FROM OPERATIONS
(In thousands, except per share amounts.)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Net Income	$2,984	$11,045	$14,429	$34,910
Add:
Depreciation and amortization expense	9,268	9,291	18,683	18,253
Minority interest in partnership:
Continuing Operations	627	1,478	2,704	5,971
Discontinued Operations	(48)	9	(35)	19
Discontinued operations, loss on sale of property	463	-	463	-
Less:
Gain on sale of depreciable real estate (1)	(115)	(8,316)	(9,876)	(30,814)
Funds from operations	13,179	13,507	26,368	28,339
Less:
Series B Preferred Stock dividends	-	(594)	-	(1,188)
Funds from operations available to common shareholders, assuming conversion of OP units	$13,179	$12,913	$26,368	$27,151

Weighted average equivalent shares outstanding, diluted	21,408	21,483	21,408	21,478

Funds from operations available to common shareholders per diluted share	$0.62	$0.60	$1.23	$1.26

(1) Excludes gain on sale of undepreciated land of $411 and $562 for the six months ended June 30, 2008 and 2007.

RAMCO-GERSHENSON PROPERTIES TRUST
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2008	2007
	(Unaudited)

	(In thousands, except per
	share amounts)
ASSETS
Investment in real estate, net	$882,763	$876,410
Cash and cash equivalents	6,670	14,977
Restricted cash	7,490	5,777
Accounts receivable, net	39,035	35,787
Equity investments in and advances to unconsolidated entities	93,626	117,987
Other assets, net	38,036	37,561

Total Assets	$1,067,620	$1,088,499

LIABILITIES
Mortgages and notes payable	$690,999	$690,801
Accounts payable and accrued expenses	38,020	57,614
Distributions payable	9,888	9,884
Capital lease obligation	7,319	7,443

Total Liabilities	746,226	765,742
Minority Interest	40,650	41,353

SHAREHOLDERS' EQUITY
Common Shares of Beneficial Interest, par value $0.01, 45,000 shares authorized; 18,474 and 18,470 issued and outstanding as of June 30, 2008 and December 31, 2007, respectively	186	185
Additional paid-in capital	389,126	388,164
Accumulated other comprehensive income (loss)	179	(845)
Cumulative distributions in excess of net income	(108,747)	(106,100)
Total Shareholders’ Equity	280,744	281,404
Total Liabilities and Shareholders’ Equity	$1,067,620	$1,088,499

CONTACT:
Ramco-Gershenson Properties Trust
Dennis Gershenson, President & CEO
or Richard Smith, CFO
Phone: 248-350-9900
FAX: 248-350-9925